Exhibit 23.1

Consent of Independent Auditors

The Board of Directors
FirstCity Financial Corporation:

We consent to incorporation by reference in the registration statements (Numbers 333-10345, 333-48671, 333-59333, 333-00623 and 33-09485) on Forms S-3 and S-8 of FirstCity Financial Corporation, of our report dated February 13, 2004, with respect to the consolidated balance sheets of FirstCity Financial Corporation and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears in the December 31, 2003 annual report on Form 10-K of FirstCity Financial Corporation. Our report refers to a change in the presentation of preferred stock in 2003, a change in the classification of gains associated with the early extinguishment of debt in 2002, and a change in the method of accounting for residual interests in securitized financial assets in 2001.

KPMG LLP

Dallas, Texas
March 30, 2004